Exhibit 10.1

NATIONSTAR MORTGAGE HOLDINGS INC.
EXECUTIVE MANAGEMENT INCENTIVE PLAN
(Dated as of March 31, 2015)

1.	Purpose.
The purpose of the Executive Management Incentive Plan (the “EMIP”) is to provide certain executive officers of the Company with annual incentive bonus opportunities that are tied to both the achievement of performance goals of the Company and of the individual EMIP participants. The EMIP is entered into pursuant to the provisions of the Nationstar Mortgage Holdings Inc. 2012 Incentive Compensation Plan, as may be amended and restated (the “Plan”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan.
2.    Administration.
The EMIP shall be administered by the Committee pursuant to its authority under the Plan; provided that the Committee may authorize the chief executive officer of the Company to grant Awards and make determinations hereunder with respect to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act). In addition to the powers granted to the Committee pursuant to the Plan, the Committee shall have discretionary and final authority to interpret the terms and provisions of the EMIP and may adopt, alter or repeal any administrative rules, guidelines and/or practices governing the operation of the EMIP as it shall from time to time deem advisable; provided, however, that such rules, guidelines or practices shall not be inconsistent with the Plan; provided, further, that no action taken under this Section 2 shall intentionally cause a Bonus payment to become subject to Sections 409A or 457A of the Internal Revenue Code of 1986, as amended.
3.    Eligibility.
Any senior officer of the Company determined by the Committee and notified in writing by the Company and/or the Committee of his or her eligibility to participate shall be eligible to participate in the EMIP (each such officer, an “EMIP Participant”), whether before or after the commencement of a Performance Period.
4.    Determination and Payment of Annual Bonus Awards.

(a)
Awards. Awards made pursuant to the EMIP (a “Bonus”) to Covered Employees intended to qualify as Performance-Based Compensation (“Qualified Awards”) shall be determined in a manner permitted by Section 162(m) of the Code and in accordance with Section 9 of the Plan.

(b)	Performance Period. Unless determined otherwise by the Committee, each Performance Period shall be a fiscal year of the Company.

(c)
Determination of Target Awards. The Committee, in its sole discretion, shall establish the Target Award for each EMIP Participant, the payment of which shall be conditioned on the achievement of the Performance Target for the Performance Period. For

Qualified Awards, the Target Award shall be established prior to the earlier of (i) the 90th day of the applicable Performance Period or (ii) the date as of which 25% of the Performance Period has elapsed (the “Determination Date”). With respect to Qualified Awards, the Target Award for an EMIP Participant who becomes employed by the Company or through promotion or otherwise becomes eligible to participate in the EMIP following the Determination Date shall be equal to average of the Target Awards as of the 90th day of the applicable Performance Period for all other EMIP Participants with the same title or seniority level, as determined by the Committee.

(d)
Performance Measures, Performance Target and Performance Schedule. With respect to each Bonus, and with respect to Qualified Awards, prior to the Determination Date and in accordance with Section 9 of the Plan, the Committee shall establish in writing the Performance Measures, Performance Schedule and Performance Target for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable upon the level of attainment of the Performance Target for the Performance Period. The Performance Measures may relate to the performance of the Company, a Subsidiary, any subsection or division of the Company’s business or any combination thereof or individual Performance Measures or goals, which the Committee, in its sole discretion deems appropriate; provided that Performance Measures applicable to Qualified Awards shall be based on one or more Performance Measures set forth in the Plan. The Performance Target shall be based on the Performance Measures, each of which may carry a different weight, and which may differ from EMIP Participant to EMIP Participant. The Performance Measures established by the Committee may be (but need not be) different for each Performance Period and/or each Bonus and different Performance Measures and Performance Schedules may be applicable to different EMIP Participants and Bonuses.

(e)
Certification. With respect to Qualified Awards, in the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for the Performance Period becomes available, certify in writing the extent to which the Performance Targets have been achieved.

(f)
EMIP Award Calculation. Using the Performance Schedule, the Committee shall determine the amount payable under each Bonus to each EMIP Participant. In determining the amount of each Bonus, the Committee may, in its sole discretion (i) increase the size of any Bonus otherwise payable to any EMIP Participant (other than a Qualified Award) or (ii) reduce or eliminate the size of any Bonus otherwise payable to an EMIP Participant (including any Qualified Award), in each case to reflect such EMIP Participant’s individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among EMIP Participants.

(g)
Eligibility to Receive Bonus Payment. Except to the extent otherwise provided in an EMIP Participant’s employment agreement with the Company, an EMIP Participant shall only be eligible to receive the payment of a Bonus pursuant to the terms of the EMIP if, as of the last day of the fiscal year to which such Bonus relates, the EMIP

Participant (i) is employed by the Company or its subsidiaries and (ii) has not notified the Company of his or her intent to resign employment with the Company and its subsidiaries.

(h)
Bonus Payment. A Bonus, if any, shall be paid to an EMIP Participant, as soon as practicable after the Company’s financial results for the Performance Period have been determined and, if required, following certification pursuant to Section 4(e) by the Committee; provided, however, that in no event shall such payment be made earlier than January 1st or later than March 15th of the year following the applicable Performance Period. A portion of the Bonus may be paid in restricted stock units of the Company granted pursuant to the Plan, subject to vesting and other terms and conditions. The Committee will determine such portion and the terms thereof in its sole discretion in a time and manner that complies with Section 409A of the Code.

(i)
Change in Control. Upon the occurrence of a Change in Control, the Committee shall have full discretionary authority to provide for payment of any Bonus in a lump sum in an amount equal to the Target Award to which each EMIP Participant would have been entitled for such Performance Period, without proration, assuming the target degree of achievement of the applicable Performance Measures for such EMIP Participant for such Performance Period.

5.	Amendment and Termination.
The Committee shall have the right to amend, modify, suspend or terminate the EMIP at any time. Notwithstanding the foregoing, no such amendment, modification, suspension or termination may, without the consent of any EMIP Participant affected thereby, impair the rights of such EMIP Participant with respect to a Bonus after the last day of the applicable Performance Period.
6.    Miscellaneous

(a)
No Right to Continued Employment or Payment of a Bonus. The right of an EMIP Participant to receive a Bonus under the EMIP shall not be deemed a right to continued employment by the Company or its subsidiaries and does not otherwise restrict the EMIP Participant’s right or the right of the Company to terminate the EMIP Participant’s employment at any time, with or without notice and with or without cause. No EMIP Participant has any claim to be awarded a Bonus, and there is no obligation for uniformity of treatment of EMIP Participants. The terms and conditions of each Bonus and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each EMIP Participant (whether or not the EMIP Participants are similarly situated).

(b)
Unfunded Status of Awards. Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure the payment of such bonuses.

(c)
Nontransferability. No EMIP Participant shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber his or her interest under the EMIP.

(d)	Withholding Taxes. The Company shall withhold all applicable federal, state and local taxes from the payment of any Bonus made pursuant to the EMIP, in accordance with applicable laws and regulations.

(e)	Section 409A of the Code. Each EMIP Award is intended to qualify as a short-term deferral pursuant to Section 409A of the Code.

(f)	Governing Law. The EMIP shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

(f)	Effective Date. The effective date of the EMIP is January 1, 2015.

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